Exhibit 10.7
Form of Restricted Stock Agreement
Molycorp, Inc.
     This Restricted Stock Agreement (the “Agreement”) is made as of                     , by and between Molycorp, Inc. (the “Company”), a Delaware corporation, and                      (the “Employee”).
     This Agreement is being entered into in connection with the exchange of the Employee’s incentive shares of Molycorp Minerals, LLC for shares of Class B Common Stock, par value $0.001 per share, of the Company (the “Class B Common Stock”) pursuant to that certain Contribution Agreement (the “Contribution Agreement”), dated as of                     , 2010, by and among the Company, Molycorp LLC, Molycorp Minerals and [      ].
     NOW, THEREFORE, in consideration of the mutual covenants below and other good and valuable consideration, the Company and the Employee agree as follows:
1.	Class B Common Stock Issuance. Pursuant to the terms of the Contribution Agreement, the Company has issued shares of Class B Common Stock, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to herein (the “Restricted Stock”), to the Employee. Subject to the terms of Paragraph 3(a) and Paragraph 8 below, all of the provisions contained herein applicable to the Restricted Stock shall apply to any equity securities of the Company that the Restricted Stock is converted into or exchanged for, including, without limitation, shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).
2.	Vesting.
(a)	The Restricted Stock shall vest in the following manner so long as the employee is employed
i.	shares of Restricted Stock shall vest immediately on the date hereof.

ii.	shares of Restricted Stock shall vest on September 30, 2010.

iii.	shares of Restricted Stock shall vest on September 30, 2011.

iv.	All of the Restricted Stock issued pursuant to this Agreement shall vest on the sixth-month anniversary of any Change of Control or Initial Public Offering so long as Employee remains an employee of the Company or any subsidiary of the Company on such sixth-month anniversary date.

v.	The Board of Directors of the Company (the “Board”) may at any time accelerate the vesting of some or all of the Restricted Stock pursuant to any schedule that the Board may deem appropriate.

(b)	For purposes of this Agreement:
i.	“Change of Control” shall mean that any other Person or group (within the meaning of Rule 13d-1 under the Exchange Act) that, as of the date hereof, is not the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a Controlling interest in the Company, becomes such a “beneficial owner”, or obtains the right, directly or indirectly, to elect a majority of the Board.

ii.	“Person” shall mean any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

iii.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and any successor statute.

iv.	“Control” shall mean (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity share capital of the Company or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control the Company if it owns, directly or indirectly, a majority of the ownership or voting interests.

v.	“Initial Public Offering” shall mean the first underwritten offering of shares of Common Stock or other equity interests of the Company registered under the Securities Act pursuant to an effective registration statement.

vi.	“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, and any successor statute.
3.	Termination of Employment. Upon the termination of the employment of Employee with the Company or any of its subsidiaries for any reason, including by reason of death, disability, for cause, or with or without good reason, other than a termination in connection with the liquidation of the Company, the following provisions of this Paragraph 3 shall be applicable.
(a)	All unvested shares of Restricted Stock, and, in the case of such termination for cause, all vested shares of Restricted Stock (A) shall terminate automatically without the need for any further action by any person, effective at the time of such termination, and (B) shall be forfeited for no consideration; provided, however, that the Board shall be authorized to determine, in its sole and absolute discretion, that all or a portion of such unvested shares of Restricted Stock shall vest in connection with such termination of employment and/or that all or a portion of such vested shares of Restricted Stock, in the case of such termination for cause, shall not terminate and be forfeited in connection with such termination of employment; provided further, that, notwithstanding anything to the contrary in this Agreement, after the consummation of the Initial Public Offering, no vested shares of Restricted Stock will terminate or be forfeited under any circumstances, including, without limitation, termination of Employee’s employment for cause. For purposes of this Paragraph 3, “for cause” shall mean Employee’s (i) refusal, unwillingness or failure to perform his material duties in good faith and to the best of his ability; (ii) misconduct, including, without limitation, theft, embezzlement, dishonesty, breach of loyalty, or other conduct or omission, including negligence, causing damage to the Company’s business or reputation; (iii) breach of this Agreement or employment or similar agreement, which breach has not been cured within 30 days after notice of such breach is delivered to Employee by the Company; (iv) conviction of a felony or other crime involving moral turpitude, fraud, dishonesty, willful misconduct, misappropriation of funds, or illegal drug use; (v) substance abuse or any other action involving malfeasance in the performance of his duties and responsibilities, or any conduct or act which brings public disrespect, contempt or ridicule upon the Company or any of its affiliates; or (vi) material violation of the Company’s code of ethics, general policies, or compliance manual.

(b)	The Company shall have the right, but not the obligation, to acquire any other vested shares of Restricted Stock for a price (the “Restricted Stock Redemption Price”) equal to the fair market value of each share of Restricted Stock redeemed, determined as of the calendar month end immediately preceding the date the Restricted Stock Call Notice (as defined below) is given. For purposes of calculating the Restricted Stock Redemption Price only, the fair market value of a share of Restricted Stock shall be the amount such share of Restricted Stock would receive if the assets of the Company were sold at their book value and the proceeds (net of any Company debt) were liquidated in accordance with the terms of the Company’s certificate of incorporation. For this purpose only, book value will be determined in a manner that excludes unrealized gains or losses and will be determined in accordance with generally accepted accounting principles in the United States. To exercise such right, the Company shall notify the Employee (or his or her successor) of its election to purchase such shares of Restricted Stock no later than ninety (90) days after the date Employee’s employment is terminated (the “Restricted Stock Call Notice”). As of the date of the issuance of the Restricted Stock Call Notice, the shares of Restricted Stock of Employee shall automatically, and without the need for any action by Employee or the Company, be cancelled. The Restricted Stock Redemption Price shall be determined promptly after the date of such notification, but in no event more than thirty (30) days after such date, and shall be paid to Employee on a date selected by the Company which is not more than sixty (60) days after the determination of the Restricted Stock Redemption Price (the “Restricted Stock Payment Date”); provided, however, that if the Restricted Stock Redemption Price is greater than 1% of the cash flow as determined by the Board of the Company during its prior complete fiscal year, such excess portion over the 1% of the Restricted Stock Redemption Price may, at Company’s option, be paid in twenty-four (24) equal payments, such installments to commence on the Restricted Stock Payment Date and to continue on each of the twenty-three (23) monthly anniversaries of the Restricted Stock Payment Date. The Company also shall pay to Employee, together with each such payment, the amount of all interest accrued to the date of payment on the unpaid purchase price. Such interest shall be computed at a variable rate equal to the one-month LIBOR rate plus 2 percentage points, commencing on the Restricted Stock Payment Date. The Company may satisfy all or a portion of any amount that it owes to Employee as a result of the redemption by means of an offset against any amount payable by Employee to the Company. Upon the Employee’s request, any amount that the Company owes to the Employee as a result of the redemption must be evidenced by the issuance of an unsecured promissory note made by the Company.
4.	Non-Solicitation. Employee hereby covenants and agrees that during the period Employee is a stockholder of the Company and for a period of three (3) years thereafter, Employee shall not, (i) directly or indirectly, solicit, induce, attempt to induce or encourage or assist: (a) any of the Company’s then-current employees to terminate their employment with the Company or to become employed by any other firm, company or other business enterprise; or (b) any customer or client of the Company to cease doing business with or modify its relation with the Company to the economic detriment of the Company, nor (ii) in any manner (other than pursuant to this Agreement and any applicable employment agreement) derive economic benefit from the provision of services to the Company’s then current customers or clients that are the same type of services as those being provided to such customers or clients by the Company.
5.	Non-Competition. While a stockholder of the Company, Employee shall not, without full disclosure and consent of the Board: (i) engage in any employment or activity for any Person which competes with the Company in any line of business the Company is engaged in or contemplates being engaged in; or (ii) own any portion or share of any entity, except as a passive investor in a publicly traded company where its total holdings account to less than five (5%) percent of all outstanding shares, or (iii) participate in the management of any Person which competes with the Company in any line of business the Company is engaged in or contemplates being engaged in.
6.	Drag-Along Right.
(a)	If any one or more stockholders (the “Compellors”) party to that certain Stockholders Agreement, dated as of [ ], 2010, by and among the Company, Resource Capital Fund IV L.P., Resource Capital Fund V L.P., PP IV Mountain Pass II, LLC, PP IV MP AIV 1, LLC, PP IV MP AIV 2, LLC, PP IV MP AIV 3, LLC, TNA Moly Group LLC, MP Rare Company LLC and KMSMITH LLC, as amended from time to time (the “Stockholders Agreement”), shall, in any transaction or series of related transactions, directly or indirectly, propose to sell for value in the aggregate at least seventy-six percent (76%) of the then outstanding Applicable Shares (the “Controlling Shares”) to a third party or parties (the “Drag-Along Purchaser(s)”) other than Specified Transferees of such Compellors (the “Drag-Along Offer”), the provisions set forth in this Paragraph 6 shall apply at the option of the Compellors.
i.	The Compellors may, at their option, require Employee to sell all of the vested shares of Restricted Stock owned or held by Employee (or, if the Compellors are not selling all of the shares of Common Stock owned by the Compellors, then the same portion of the shares of Restricted Stock owned or held by Employee as the shares of Common Stock Compellors are selling) to such Drag-Along Purchaser(s) for the same consideration (or, if there is a choice as to the form of consideration, then Employee shall have the same choice as the Compellors, provided that, in the event that any securities are part of the consideration payable, if Employee is not an “accredited investor” within the meaning of Rule 501 under the Securities Act, Employee may, in the sole discretion of the Board, receive, and hereby agrees to accept, in lieu of securities, cash consideration with an equivalent value to such securities as reasonably determined by the Board) and otherwise on the same terms and conditions upon which the Compellors sell their shares of Common Stock, subject to this Paragraph 6.

ii.	The Compellors shall provide a written notice (the “Drag-Along Notice”) of such Drag-Along Offer to Employee, with a copy to the Company, not later than the day after the date of acceptance of the Drag-Along Offer by the Drag-Along Purchaser(s). The Drag-Along Notice shall contain written notice of the exercise of the rights of the Compellors pursuant to this Paragraph 6(a) setting forth the consideration to be paid by the Drag-Along Purchaser(s) and all other material terms and conditions of the Drag-Along Offer, as well as a copy of the Drag-Along Offer, and definitive documentation of the transaction, if available. Within ten (10) business days following the date the Drag-Along Notice is given, Employee shall deliver to the Compellors a special irrevocable power-of-attorney authorizing the Compellors, on behalf of Employee, to sell or otherwise dispose of such vested shares of Restricted Stock pursuant to the terms of the Drag-Along Offer and to take all such actions as shall be necessary or appropriate in order to consummate such sale or disposition.

iii.	Promptly after the consummation of the sale of shares of Common Stock of the Compellors and vested shares of Restricted Stock of Employee to the Drag-Along Purchaser(s) pursuant to the Drag-Along Offer, but in no event more than two (2) Business Days thereafter, the Compellors shall remit to Employee the total sales price of the vested shares of Restricted Stock of Employee sold pursuant thereto less a pro rata portion of the expenses (including reasonable legal expenses) incurred by the Compellors in connection with such sale.

iv.	If, at the end of the 180-day period following the giving of the Drag-Along Notice, the Compellors shall not have completed the sale of all the Controlling Shares and the vested shares of Restricted Stock of Employee, then Employee shall have no obligation with respect to such Drag-Along Offer; provided that the provisions of this Paragraph 6 shall apply to any subsequent Drag-Along Offer.

v.	Except as expressly provided in this Paragraph 6, the Compellors shall have no obligation to Employee with respect to the sale or other disposition of any shares of Restricted Stock owned by Employee, and in particular, the Compellors shall have no obligation to Employee to consummate any Drag Along Offer (it being understood that any and all such decisions shall be made by the Compellors in their sole discretion). In the event that the Drag-Along Offer is not consummated by the Compellors, Employee shall not be entitled to sell or otherwise dispose of shares of Restricted Stock directly to any third party or parties pursuant to such Drag-Along Offer.

vi.	In furtherance of, and not in limitation of the foregoing, in connection with any compelled sale, Employee will (i) raise no objections in its capacity as a stockholder of the Company, will consent to, vote for and raise no objections to such transaction or the process pursuant to which it was arranged, and waive dissenting rights, if any, and (ii)] execute all documents containing such terms and conditions as those executed by the Compellors that are reasonably necessary to effect the transaction; provided, however, that (A) Employee shall not be required to enter into a non-compete or non-solicitation other than the provisions contained herein, a provision providing for the licensing of intellectual property or the delivery of any products or services, or any other provision that is not a strictly financial term related directly to the sale of the shares of Restricted Stock, (B) the liability of the stockholders participating in the Drag-Along Offer is several and not joint, (C) Employee shall not have any liability for any breaches of the representations, warranties or covenants of any other stockholder participating in the Drag-Along Offer, (D) any obligations and/or liabilities of Employee under the agreement governing such transaction and any related escrow agreement shall be borne pro rata among such stockholders participating in the Drag-Along Offer based on the proceeds and assets payable to such stockholders in such transaction (other than any such obligations that relate specifically to Employee’s shares of Restricted Stock, which obligations shall be borne solely by Employee) and shall in no event exceed the actual proceeds and assets received by Employee in such transaction, (E) Employee shall not be required to make any representations or warranties or covenants in connection with such transaction except with respect to (1) Employee’s ownership of its shares of Restricted Stock, (2) subject to the provisions of clauses (B) and (C) above, customary security holder indemnities for breaches of representations, warranties and covenants, (3) Employee’s ability to convey title to its shares of Restricted Stock free and clear of liens, (4) Employee’s ability to enter in the transaction and (5) customary and reasonable covenants regarding confidentiality, publicity and similar matters and (F) if Employee is given an option as to the form of consideration to be received, all other stockholders participating in the Drag-Along Offer shall be given the same option on the same terms; provided that, in the event that any securities are part of the consideration payable, each stockholder participating in the Drag-Along Offer that is not an “accredited investor” within the meaning of Rule 501 under the Securities Act may, in the sole discretion of the Board, receive, in lieu of securities, cash consideration with an equivalent value to such securities as reasonably determined by the Board.

vii.	Notwithstanding anything in this Paragraph 6 to the contrary, if the Compellors or any of their respective directors, officers, employees, advisors or other representatives, directly or indirectly, receive any consideration from the Drag-Along Purchaser(s) or any of its Affiliates in connection with a compelled sale other than the consideration that is received by all the stockholders participating in the Drag-Along Offer on a pro rata basis as part of the compelled sale, then the Compellors shall cause Employee to receive Employee’s pro rata share, determined by reference to the respective amounts of consideration otherwise payable to each of the stockholders participating in the Drag-Along Offer (including the Compellors) as part of the compelled sale, of such consideration.

viii.	This Paragraph 6 shall not apply to Transfers of shares of Common Stock made pursuant to an Initial Public Offering.
(b)	For purposes of this Agreement, the terms “Affiliate,” “Applicable Shares,” “Specified Transferee” and “Transfer” shall have the respective meanings ascribed to such terms in the Stockholders Agreement, a copy of which has been provided to Employee.
7.	Transferability Restriction. Except as provided in Paragraph 6 hereof, the shares of Restricted Stock may not be Transferred in any way (whether by operation of law or otherwise), other than to the Company or pursuant to the terms of the Company’s certificate of incorporation. Any Transfer of the shares of Restricted Stock or any attempt to make any Transfer will cause the shares of Restricted Stock to terminate immediately upon the happening of any such event; provided, however, the Company’s rights and remedies under this Agreement shall survive the termination of the shares of Restricted Stock under the provisions of this Paragraph 7.
8.	Termination. Notwithstanding anything to the contrary in this Agreement, Paragraph 3(b), Paragraph 6 and Paragraph 7 shall terminate upon the consummation of an Initial Public Offering.

9.	Notices. Each notice relating to this Agreement will be in writing and delivered in person, by certified mail, by facsimile or other electronic means to the proper address. Notices to the Company shall be addressed to the Company, Attention: Board of Directors, at such address as may constitute the Company’s principal place of business at the time. Notices to the Employee or other person or persons then entitled to ownership of the shares of Restricted Stock shall be addressed to the Employee or such other person or persons at the Employee’s address below specified.

10.	Benefits of Agreement. This Agreement will inure to the benefit of and be binding upon each successor and assignee of the Company. All obligations imposed upon the Employee and all rights granted to the Company under this Agreement will be binding upon the Employee’s heirs, legal representatives, assigns, and successors.
11.	Effect of Governmental and Other Regulations. The issuance of the shares of Restricted Stock is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency which may, in the opinion of counsel for the Company, be required.
12.	Tax Consequences. The Employee shall be solely responsible for all income tax consequences of any grant of the shares of Restricted Stock granted pursuant to this Agreement, including any additional tax and interest that arises by operation of Section 409A of the Code.
13.	Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Employee to continue in the employ of the Company or any of its subsidiaries, or of the Company or any of its subsidiaries to continue the Employee in the employ of the Company or any of its subsidiaries.
14.	Governing Law; Entire Agreement. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to its conflict of laws rules. This Agreement, together with the Contribution Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.
15.	Arbitration.
(a)	Any dispute arising out of or related to this Agreement that cannot be resolved by the good faith efforts of the parties to such dispute shall be solely and finally settled by a board of arbitrators consisting of three arbitrators, as set forth below. The arbitration proceedings shall be held in New York, New York under the auspices of the American Arbitration Association (the “AAA”) and, except as otherwise may be provided herein, the arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “AAA Rules”). Without limiting the foregoing and notwithstanding Paragraph 14(a), the arbitration provisions set forth herein, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code, to the exclusion of any state or municipal law of arbitration.

(b)	Prior to submitting any dispute to arbitration, the parties to the dispute will meet and will use good faith efforts to resolve the dispute by mutual agreement. If after such good faith efforts, any party determines to submit a dispute for arbitration, such party shall furnish the other parties to the dispute with a dated, written statement (the “Arbitration Notice”) indicating (A) such party’s intent to commence arbitration proceedings, (B) the nature, with reasonable detail, of the dispute and (C) the remedy or remedies such party will seek.

(c)	Within 20 days of the date of the Arbitration Notice, the parties commencing the arbitration (collectively, the “Petitioner”) and the Company or the Employee with whom the Petitioner has its dispute (collectively, the “Respondent”) shall each select (and provide written notice thereof to the other) a qualifying arbitrator. A “qualifying” arbitrator is a Person who is not (A) an Affiliate of either the Petitioner or Respondent or (B) counsel to any such Person at such time, or (C) an individual who is, or has been, an employee or director of such Person, or with whom such Person has or has previously had a contractual relationship. If either the Petitioner or Respondent fails to select a qualifying arbitrator or provide such notice within the twenty (20) day period, the AAA shall have the right to make such selection. Such qualifying arbitrators are referred to, respectively, as the “First Arbitrator” and the “Second Arbitrator.” Within ten (10) days following their selection, the First and Second Arbitrator shall select (and provide written notice to the Petitioner and Respondent of such selection) a third arbitrator from a list of members of the AAA’s National Panel of Commercial Arbitrators. The third arbitrator must be “neutral”, meaning that such Person would not be subject to disqualification under Rule No. 17 of the AAA Rules (or any successor to such Rule).

(d)	The fees of the First and Second Arbitrators shall be borne by the Petitioner and Respondent, respectively. All other expenses of the arbitration shall be shared equally by the Petitioner and Respondent in accordance with the AAA Rules.

(e)	To the extent permissible under applicable law, the Company and the Employee agree that the award of the Arbitrators shall be final and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the Company, the Employee or their assets. Nothing contained herein shall prevent the Company or the Employee from seeking preliminary injunctive relief in a court of competent jurisdiction.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOLYCORP, INC.
By:
Name:
Title:
Date:

     By signing below, you accept these shares of Restricted Stock, subject to the terms and conditions of this Agreement. Your signature below also signifies that you reviewed this Agreement, in its entirety, you had an opportunity to obtain the advice of counsel prior to executing this Agreement and you fully understand and agree to all the provisions of this Agreement.

Date:

Address:

10